EXHIBIT 2.1


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                          AGREEMENT AND PLAN OF MERGER

                           dated as of March 10, 2005

                                      among

                           NATIONAL CITY CORPORATION,

                        THE MADISON BANK & TRUST COMPANY

                        MAINSOURCE FINANCIAL GROUP, INC.

                                       and

                                 MAINSOURCE BANK


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




                                TABLE OF CONTENTS

                                                                                                               Page No.
ARTICLE I DEFINITIONS.............................................................................................1
   SECTION 1.01          Certain Defined Terms....................................................................1
   SECTION 1.02          Other Definitions........................................................................6
   SECTION 1.03          Interpretation and Rules of Construction.................................................7
ARTICLE II THE MERGER.............................................................................................8
   SECTION 2.01          The Merger...............................................................................8
      (a)      The Merger.........................................................................................8
      (b)      Filings............................................................................................8
      (c)      Effective Time.....................................................................................8
      (d)      Effects of the Merger..............................................................................8
      (e)      Articles of Incorporation; Bylaws..................................................................8
      (f)      Directors and Officers.............................................................................8
   SECTION 2.02          Effect on Capital Stock..................................................................8
   SECTION 2.03          Merger Consideration.....................................................................9
      (a)      Merger Consideration Calculation...................................................................9
      (b)      Payment of the Merger Consideration................................................................9
      (c)      Closing Payment Adjustment.........................................................................9
ARTICLE III REPRESENTATIONS AND WARRANTIES OF NATIONAL CITY......................................................10
   SECTION 3.01          Organization and Authority of National City.............................................10
   SECTION 3.02          Organization, Authority and Qualification and Capital Stock of Madison; Ownership of Shares.      11
   SECTION 3.03          Subsidiaries............................................................................11
   SECTION 3.04          No Conflict; Consents and Approvals.....................................................11
   SECTION 3.05          Financial Information; Absence of Changes or Events.....................................12
   SECTION 3.06          Litigation..............................................................................12
   SECTION 3.07          Taxes...................................................................................13
   SECTION 3.08          Regulatory Approvals....................................................................13
   SECTION 3.09          Legal Compliance........................................................................13
   SECTION 3.10          Employee Matters; ERISA.................................................................14
   SECTION 3.11          Real Property...........................................................................15
   SECTION 3.12          Material Contracts......................................................................15
   SECTION 3.13          Title to Assets.........................................................................16
   SECTION 3.14          Environmental Matters...................................................................16
   SECTION 3.15          Loans...................................................................................17
   SECTION 3.16          Deposit Insurance.......................................................................17
   SECTION 3.17          Absence of Undisclosed Liabilities......................................................17
   SECTION 3.18          CRA Rating..............................................................................18
   SECTION 3.19          Capital Requirements....................................................................18
   SECTION 3.20          Brokers.................................................................................18
   SECTION 3.21          National City Disclosure Letter.........................................................18

                                        i

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF MAINSOURCE AND PURCHASER............................................18
   SECTION 4.01          Organization and Authority..............................................................18
   SECTION 4.02          No Conflict.............................................................................19
   SECTION 4.03          Governmental Consents and Approvals.....................................................19
   SECTION 4.04          Litigation..............................................................................20
   SECTION 4.05          Brokers.................................................................................20
   SECTION 4.06          Regulatory Approvals....................................................................20
   SECTION 4.07          Available Funds.........................................................................20
   SECTION 4.08          Compliance With Laws....................................................................20
   SECTION 4.09          CRA Rating..............................................................................21
   SECTION 4.10          Capital Requirements....................................................................21
   SECTION 4.11          MainSource Disclosure Letter............................................................21
ARTICLE V PRE-MERGER AGREEMENTS..................................................................................21
   SECTION 5.01          Conduct of Business Prior to the Effective Time.........................................21
   SECTION 5.02          Confidentiality.........................................................................23
   SECTION 5.03          Regulatory Applications.................................................................23
   SECTION 5.04          Exclusivity.............................................................................23
   SECTION 5.05          Notification............................................................................24
   SECTION 5.06          Conversion..............................................................................24
   SECTION 5.07          MainSource Acquisitions.................................................................24
ARTICLE VI EMPLOYEE MATTERS......................................................................................24
   SECTION 6.01          Transferred Employees...................................................................24
   SECTION 6.02          Retirement..............................................................................25
   SECTION 6.03          Service Recognition.....................................................................25
   SECTION 6.04          Severance Upon Termination of a Transferred Employee....................................25
   SECTION 6.05          Performance Bonus.......................................................................25
   SECTION 6.06          COBRA...................................................................................25
   SECTION 6.07          Earned Vacation.........................................................................25
ARTICLE VII TAX MATTERS..........................................................................................26
   SECTION 7.01          Tax Returns for Periods Through the Effective Time......................................26
   SECTION 7.02          Cooperation on Tax Matters..............................................................27
   SECTION 7.03          Certain Taxes...........................................................................27
ARTICLE VIII CONDITIONS TO EFFECT THE MERGER.....................................................................28
   SECTION 8.01          Conditions to Each Party's Obligation to Effect the Merger..............................28
   SECTION 8.02          Conditions to Obligations of National City..............................................28
      (a)      Representations, Warranties and Covenants.........................................................28
      (b)      Merger Consideration..............................................................................28
   SECTION 8.03          Condition to Obligations of Purchaser...................................................29
      (a)      Representations, Warranties and Covenants.........................................................29
      (b)      Termination of Contract...........................................................................29
ARTICLE IX POST-MERGER COVENANTS.................................................................................29
   SECTION 9.01          Further Action..........................................................................29
   SECTION 9.02          Record Retention........................................................................29
   SECTION 9.03          Covenant Not To Compete; Non-Solicitation...............................................29
ARTICLE X INDEMNIFICATION........................................................................................30

                                       ii

   SECTION 10.01          Survival of Representations and Warranties.............................................30
   SECTION 10.02          National City's Indemnification........................................................30
   SECTION 10.03          MainSource Group Members Indemnification...............................................30
   SECTION 10.04          Third-Party Claims.....................................................................31
   SECTION 10.05          Direct Claims..........................................................................31
   SECTION 10.06          Limits on Indemnification..............................................................32
   SECTION 10.07          Exclusive Remedy.......................................................................32
ARTICLE XI TERMINATION AND WAIVER................................................................................33
   SECTION 11.01          Termination............................................................................33
   SECTION 11.02          Effect of Termination..................................................................33
   SECTION 11.03          Waiver.................................................................................34
   SECTION 11.04          Termination Fee........................................................................34
ARTICLE XII GENERAL PROVISIONS...................................................................................34
   SECTION 12.01          Expenses...............................................................................34
   SECTION 12.02          Notices................................................................................34
   SECTION 12.03          Public Announcements...................................................................35
   SECTION 12.04          Severability...........................................................................35
   SECTION 12.05          Entire Agreement.......................................................................35
   SECTION 12.06          Assignment.............................................................................36
   SECTION 12.07          No Third-Party Beneficiaries...........................................................36
   SECTION 12.08          Amendment..............................................................................36
   SECTION 12.09          Binding Effect.........................................................................36
   SECTION 12.10          Governing Law..........................................................................36
   SECTION 12.11          Counterparts...........................................................................36
   SECTION 12.12          Waiver of Jury Trial...................................................................36

Exhibits

   Exhibit A                   December 2004 Balance Sheet
   Exhibit B                   December 2004 Income Statement



                                      iii
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                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of March 10, 2005 (the "Agreement Date"), by and among NATIONAL CITY CORPORATION, a Delaware corporation ("National City"), THE MADISON BANK & TRUST COMPANY, an Indiana state chartered bank and a direct and a wholly-owned subsidiary of National City ("Madison"), MAINSOURCE FINANCIAL GROUP, INC., an Indiana corporation ("MainSource Financial"), and MAINSOURCE BANK, an Indiana state chartered bank and a wholly-owned subsidiary of MainSource Financial ("Purchaser"). MainSource Financial and Purchaser are sometimes referred to individually herein as a "MainSource Group Member" and together as the "MainSource Group Members". National City, Madison, MainSource Financial and Purchaser are sometimes referred to herein individually as a "Party" and collectively as the "Parties".

                                    RECITALS

         A. National City is the legal and beneficial owner of 110,000 shares (the "Shares") of capital stock, $10.00 par value per share, of Madison, which constitutes one hundred percent (100%) of the issued and outstanding shares of capital stock and the rights to purchase capital stock of Madison.

         B. It is the desire of the Parties for Madison to merge with and into Purchaser, in a transaction in which the separate corporate existence of Madison will thereupon cease with Purchaser surviving (the "Merger"), upon the terms and subject to the conditions set forth herein.

         C.In order to induce National City to cause Madison to merge with and into Purchaser, MainSource Financial has agreed jointly and severally with Purchaser, to be a party to the undertakings, covenants, representations and warranties of Purchaser contained herein, and MainSource Financial will benefit as the principal owner of Purchaser from the transactions contemplated herein.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants herein contained, and intending to be legally bound hereby, the Parties agree as follows:

                                   ARTICLE I.
                                   ----------

                                   DEFINITIONS
                                   -----------

         SECTION 1.01 Certain Defined Terms. As used in this Agreement, in addition to the terms defined elsewhere herein, the following terms shall have the meanings ascribed to them in this Section 1.01:

         (a) "Action" shall mean any action, suit, arbitration, inquiry, proceeding, hearing or investigation by or before any court, arbitration, tribunal or panel or any Governmental Authority.

         (b) "Affiliate" means, with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

         (c) "Business Premises Lease" means a lease identified on Schedule 1.01(c) attached to the National City Disclosure Letter, whereby Madison is a tenant.

         (d) "COBRA" shall mean Section 601 et seq. of ERISA and Section 4980B of the Code.

         (e) "Call Report" means a report called "Consolidated Reports of Condition and Income" on the FFIEC Form 031, consisting of a balance sheet, income statement and changes in equity capital as of the end of the period to which such Call Report relates.

         (f) "Claim" shall mean a claim, demand, assessment, Governmental Order, Action or settlement involving an Indemnifiable Loss.

         (g) "Claim Notice" shall mean a notice specifying in reasonable detail
(i) the nature of a Claim, (ii) each applicable provision of this Agreement or Related Agreement under which such Claim arises, (iii) if then known, the amount of the Indemnifiable Loss incurred, or anticipated to be incurred, as a result of such Claim and the method of computation thereof, and (iv) if the Indemnifiable Loss attributable to such Claim is, in whole or in part, at the time when the Claim Notice is given, contingent, unaccrued, unasserted or unliquidated: (A) the circumstances under which the Indemnifiable Loss attributable to such Claim will accrue, be asserted, be liquidated or otherwise would become certain, (B) an estimate of the amount of anticipated Indemnifiable Loss and the basis for such estimate, (C) an estimate of the timing of the Claim's accrual, assertion, liquidation or certainty and the basis therefore, and (D) an estimate of the likelihood of the Claim's eventual accrual, assertion, liquidation or certainty.

         (h) "Code" means the Internal Revenue Code of 1986, as amended.

         (i) "Confidentiality Agreement" means the letter agreement dated as of February 17, 2005 between National City and MainSource Financial.

         (j) "December 2004 Balance Sheet" means the balance sheet of Madison's Call Report for the quarterly period ended as of December 31, 2004, which is attached hereto as Exhibit A.

         (k) "December 2004 Income Statement" means the income statement of Madison's Call Report for the quarterly period ended December 31, 2004, which is attached hereto as Exhibit B.

         (l) "Deposits Premium" means 7.54%, which is the premium to be paid on the Closing Deposits Amount.

         (m) "ERISA" means Section 3.(3) of the Employee Retirement Income Security Act of 1974, as amended.

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

         (n) "Encumbrance" means any lien, mortgage, pledge, claim, option, charge, easement, security interest, right-of-way, encumbrance or other right or restriction of any Person of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

         (o) "Environmental Laws" means any Law relating to (i) the protection or restoration of the environment, health or safety (in each case as relating to the environment) or natural resources; or (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance.

         (p) "FFIEC" means Federal Financial Institutions Examination Council.

         (q) "GAAP" means United States generally accepted accounting principles as in effect at the date of a financial statement to which it refers, and applied consistently in the preparation of the financial statement throughout the period involved.

         (r) "Governmental Authority" means (i) any United States federal, state or local government, governmental, regulatory or administrative authority, agency, panel instrumentality, political subdivision, branch, department, official, entity or commission, (ii) any court, tribunal, or judicial or arbitral body or (iii) governmental or quasi-governmental body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature pertaining to government.

         (s) "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with a Governmental Authority.

         (t) "Hazardous Substance" means (i) any substance in any concentration that is listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action against Madison by any Governmental Authority pursuant to any Environmental Law.

         (u) "Indemnifiable Loss" shall mean any and all costs, damages, disbursements, obligations, penalties, liabilities, losses, expenses, assessments, judgments, settlements or deficiencies (including any interest, penalties, investigation, legal, accounting and other costs and expenses reasonably incurred in the investigation, collection, prosecution and defense of any Action and amounts paid in settlement), actually paid or incurred by the Indemnitee, provided that the Indemnitee shall make commercially reasonable efforts to minimize the amount of such Indemnifiable Loss, but excluding from the determination of an Indemnifiable Loss, internal costs (such as employee compensation and attributed overhead), lost interest, special and consequential damages (including, without limitation, damages due to lost business, lost profits and lost opportunity) and exemplary or punitive damages unless such items are awarded as part of a Third-Party Claim and are actually paid or incurred by the Indemnitee.

         (v) "Indemnitee" shall mean any Person entitled to indemnification under Article X below in respect of a claim for indemnity that properly may be sought pursuant to this Agreement.

         (w) "Indemnitor" shall mean any Person required to indemnify any Indemnitee under Article X below in respect of a claim for indemnity which properly may be sought pursuant to this Agreement.

         (x) "Knowledge of National City" means the actual knowledge of the officers, directors and employees of National City and Madison listed on
Schedule 1.01(x) attached to the National City Disclosure Letter.

         (y) "Law" means any United States federal, state, local statute, law, ordinance, regulation, rule, code, order, other requirement or rule enacted, adopted, issued or promulgated by any Governmental Authority.

         (z) "Leased Business Premises" means the premises identified on
Schedule 1.01(z) attached to the National City Disclosure Letter and more particularly described in the related Business Premises Lease.

         (aa) "Loans Premium" means 6.00%, which is the premium to be paid on the Closing Loans Amount.

         (bb) "Material Adverse Effect" means (A) any circumstance, event or condition (individually or in the aggregate) that has a material, negative effect on the financial condition, properties, assets, value, business or results of operation of a Party, and its Affiliates, taken as a whole or (B) materially impairs the ability of a Party to consummate the Merger; provided, however, that a Material Adverse Effect shall not be deemed to include the impact of (i) actions contemplated by this Agreement or with the prior consent of the other Party, (ii) changes in Laws or interpretations thereof that are generally applicable to similarly situated entities, (iii) changes attributable to or resulting from changes in general economic conditions affecting similarly situated entities and (iv) any change, effect, event or occurrence arising out of the announcement or performance of this Agreement and the Merger, including any expenses incurred in connection therewith.

         (cc) "Owned Real Property" means the parcels of real land identified on
Schedule 1.01(cc) attached to the National City Disclosure Letter, together with any buildings, improvements and fixtures located on the land and all rights-of-way or use, easements and other rights benefiting or appurtenant to the land.

         (dd) "Permitted Personal Property Encumbrances" means any (i) Encumbrance securing Taxes, assessments and governmental charges or levies, both general and special, that are not yet due and payable, (ii) Encumbrances imposed by Law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar Encumbrances arising in the ordinary course of business securing obligations that are not overdue, (iii) pledges or deposits made in the ordinary course of business to secure obligations under workers' compensation Laws or similar legislation or to secure public or statutory obligations; and
(iv) Encumbrance that individually or in the aggregate, do not materially detract from the value of the Owned Real Property or materially interfere with the use thereof.

         (ee) "Permitted Real Property Encumbrances" means any (i) Encumbrance securing Taxes, assessments and governmental charges or levies, both general and special, that are not yet due and payable, (ii) zoning and land use restrictions, (iii) reservations, easements, covenants, conditions, restrictions and other similar title exceptions or Encumbrances affecting an Owned Real Property described on Schedule 1.01(ee) attached to the National City Disclosure Letter, (iv) Encumbrances imposed by Law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar Encumbrances arising in the ordinary course of business securing obligations that are not overdue, (v) pledges or deposits made in the ordinary course of business to secure obligations under workers' compensation Laws or similar legislation or to secure public or statutory obligations; and (vi) Encumbrance that individually or in the aggregate, do not materially detract from the value of the Owned Real Property or materially interfere with the current use thereof.

         (ff) "Person" means any Governmental Authority, individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

         (gg) "Reference Deposits Amount" means $169,073,608.

         (hh) "Reference Deposits Premium" means the product of the Reference Deposits Amount multiplied by the Deposits Premium, namely $12,748,150.

         (ii) "Reference Loans Amount" means $56,876,817.

         (jj) "Reference Loans Premium" means the product of the Reference Loans Amount multiplied by the Loans Premium, namely $3,412,609.

         (kk) "Reference Total Equity Capital" means $13,000,000.

         (ll) "Regulations" means the Treasury Regulations promulgated under the Code.

         (mm) "Tax" or "Taxes" means any and all federal, state, local, or foreign income, payroll and/or withholding, gross receipts, license, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), capital stock, franchise, profits, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         (nn) "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         (oo) "Third-Party Claim" shall mean any claim or Action asserted or filed by a Third-Party against an Indemnitee with respect to any matter for indemnification is owing to such Indemnitee pursuant to Article X below.

         (pp) "Transaction Documents" means, collectively, this Agreement and each agreement, instrument and document required to be executed and delivered pursuant to the terms of this Agreement.

         SECTION 1.02 Other Definitions. The following terms shall have the meanings defined in the Section indicated:

         Articles of Merger                                          Section 2.01(a)
         Agreement                                                   Preamble
         Agreement Date                                              Preamble
         BHCA                                                        Section 3.01
         Basket                                                      Section 10.06(a)
         Cap                                                         Section 10.06(a)
         Closing Balance Sheet                                       Section 2.03(c)(i)
         Closing Deposits Amount                                     Section 2.03(c)(i)
         Closing Deposits Premium                                    Section 2.03(a)
         Closing Loans Amount                                        Section 2.03(c)(i)
         Closing Loans Premium                                       Section 2.03(a)
         Closing Payment                                             Section 2.03(b)(i)
         Closing Total Equity Capital                                Section 2.03(c)(i)
         Conversion                                                  Section 5.06
         De Minimis Claims Amount                                    Section 10.06(a)
         Direct Claim                                                Section 10.05
         Effective Time                                              Section 2.01(c)
         FDIA                                                        Section 3.16
         FDIC                                                        Section 3.04
         FRB                                                         Section 3.04
         IBCL                                                        Section 2.01(a)
         IRS                                                         Section 3.07(a)
         Loan Portfolio Sale                                         Section 5.07
         Madison                                                     Preamble
         Madison Classified Loans                                    Section 3.15(a)
         Madison Employee Plans                                      Section 3.10(c)
         Madison Employees                                           Section 3.10(a)
         Madison Financial Statements                                Section 3.05(a)
         Madison Past-Due Loans                                      Section 3.15(a)
         MainSource Acquisition                                      Section 5.07
         MainSource Disclosure Letter                                Article IV
         MainSource Financial                                        Preamble
         MainSource Group Member/MainSource Group Members            Preamble
         Material Contracts                                          Section 3.12(a)
         Merger Consideration                                        Section 2.03(a)
         Merger                                                      Recital B
         National City                                               Preamble
         National City Disclosure Letter                             Article III
         National City Indemnitee                                    Section 10.03
         Party/Parties                                               Preamble
         Permitted Pre-Merger Actions                                Section 5.07
         Purchaser                                                   Preamble
         Purchaser Indemnitee                                        Section 10.02
         Retirement Plans                                            Section 6.01

                                       6

         Shares                                                      Recital A
         Short-Term Disability Employee                              Section 6.01
         State Entities                                              Section 3.04
         Surviving Corporation                                       Section 2.01(c)
         Termination Fee                                             Section 11.04
         Transferred Employees                                       Section 6.01

         SECTION 1.03 Interpretation and Rules of Construction. In this Agreement, except to the extent that the context otherwise requires:

         (i) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or a Schedule to, this Agreement unless otherwise indicated;

         (ii) the headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

         (iii) whenever the words "include," "includes" or "including" are used in this Agreement, they are deemed to be followed by the words "without limitation";

         (iv) the words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

         (v) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

         (vi) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

         (vii) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

         (viii) references to a Person are also to its permitted successors and assigns;

         (ix) the use of "or" means "either or both" unless expressly indicated otherwise; and

         (x) unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars.

                                   ARTICLE II
                                   ----------

                                   THE MERGER
                                   ----------

         SECTION 2.01 The Merger.

         (a) The Merger. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements contained herein, at the Effective Time, Madison will merge with and into Purchaser, and the separate corporate existence of Madison will thereupon cease with Purchaser being the surviving corporation in the Merger in accordance with the applicable provisions of the Indiana Financial Institutions Act and the Indiana Business Corporation Law (the "IBCL").

         (b) Filings. As soon as practicable after the satisfaction or waiver of all conditions to the Merger specified in Article VIII below, and provided this Agreement has not been terminated pursuant to Section 11.01 below, the Parties will file articles of merger or other appropriate documents (in any such case, the "Articles of Merger") with the Indiana Department of Financial Institutions and the Indiana Secretary of State of the State of Indiana in such form as required by, and executed in accordance with the provisions of, the Indiana Financial Institutions Act and the IBCL.

         (c) Effective Time. The Merger shall become effective at the time (the "Effective Time") of the last of the following events to occur: (i) the filing of the Articles of Merger; or (ii) such later time as shall be specified in such filing.

         (d) Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in Section 23-1-40-6 of the IBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time Purchaser shall be the surviving Person in the Merger (sometimes referred to herein as the "Surviving Corporation"), and all the property, rights, privileges, powers and franchises of Madison and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Madison and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

         (e) Articles of Incorporation; Bylaws. At the Effective Time, the articles of incorporation and bylaws of Purchaser as in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the Surviving Corporation until thereafter changed or amended as provided by applicable Law and such articles of incorporation and bylaws.

         (f) Directors and Officers. The directors and officers of Purchaser shall be the directors and officers of the Surviving Corporation until duly changed in accordance with applicable Law.

         SECTION 2.02 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of National City, each of the Shares will be converted into the right to receive an amount equal to the Merger Consideration divided by the number of Shares issued and outstanding immediately prior to the Merger, as calculated in accordance with Section 2.03 below. Any Madison common stock that is owned by Madison as treasury stock shall be canceled and shall cease to exist and no cash or other consideration shall be delivered in exchange therefor.

         SECTION 2.03 Merger Consideration.

         (a) Merger Consideration Calculation. The aggregate consideration to be paid to National City (the "Merger Consideration") shall be the sum of (i) the Closing Total Equity Capital, plus (ii) the product of the Closing Deposits Amount multiplied by the Deposits Premium (as to such product, the "Closing Deposits Premium"), plus (iii) the product of the Closing Loans Amount multiplied by the Loans Premium (as to such product, the "Closing Loans Premium").

         (b) Payment of the Merger Consideration. Purchaser shall pay the Merger Consideration due to National City as follows:

         (i) At the Effective Time, Purchaser shall pay an amount (the "Closing Payment") equal to the sum of (A) the Reference Total Equity Capital, plus (B) the Reference Deposits Premium, plus (C) the Reference Loans Premium, by wire transfer or immediately available funds to such accounts and pursuant to such wire instructions as are designated by National City in writing.

         (ii) Within three (3) Business Days of the final determinations of "Closing Total Equity Capital," "Closing Deposits Premium," and "Closing Loans Premium," the remaining balance of the Merger Consideration shall be paid by Purchaser to National City, or any portion of the Closing Payment shall be reimbursed by National City to Purchaser, as follows:

         (A) If the Merger Consideration (as finally determined pursuant to Section 2.03(c) below) is greater than the Closing Payment, Purchaser shall make an additional payment to National City in an amount equal to the positive difference between the final Merger Consideration calculation and the Closing Payment.

         (B) If the Merger Consideration (as finally determined pursuant to Section 2.03(c) below) is less than the Closing Payment, then National City shall make a payment to Purchaser in an amount equal to the difference between the Closing Payment and the final Merger Consideration calculation.

         (c) Closing Payment Adjustment.

         (i) As promptly as practicable, but in any event within forty-five (45) Business Days following the last day of the month in which the Merger occurs, Purchaser and National City shall agree upon the balance sheet of Madison as of the Effective Time (the "Closing Balance Sheet") and the corresponding "Total Equity Capital" (the "Closing Total Equity Capital"), "Deposits" (the "Closing Deposits Amount"), and the book value of the "Loans" (the "Closing Loans Amount") using the same accounting principles, policies and practices used by Madison in preparation of the December 2004 Balance Sheet. For purposes of this
Section 2.03(c)(i), "Deposits" shall not include deposits of Government Authorities in excess of the amount of deposits of Government Authority in the Madison Financial Statements.

         (ii) If Purchaser and National City are unable to agree upon the "Closing Total Equity Capital," "Closing Deposits Amount," and "Closing Loans Amount," calculations, then, within ten (10) Business Days of such determination, the items in dispute shall be submitted to an independent auditor mutually agreed upon by Purchaser and National City for final determination. The independent auditor shall deliver its calculations of the "Closing Total Equity Capital," "Closing Deposits Amount," and "Closing Loans Amount," calculations to Purchaser and National City within twenty (20) Business Days of its engagement, and the determinations of the independent auditor shall become binding, final and conclusive upon all of the Parties and enforceable in a court of law. The fees and expenses of any such auditor will be shared equally between Purchaser and National City. The independent auditor shall not render any determination on matters that involve taking evidence from non-accounting experts, nor shall the independent auditor determine questions of law. The independent auditor shall make its determination as an expert notwithstanding the failure of either Party to provide the independent auditor with comfort letters or management representation letters.

         (iii) From the Effective Time until the final determinations of "Closing Total Equity Capital," "Closing Deposits Amount," and "Closing Loans Amount," Purchaser and National City shall cause their respective financial, accounting and management employees to fully cooperate with one another in the preparation and review of the Closing Balance Sheet and shall otherwise provide the other Party, and such other Party's respective representatives, with reasonable access to the books, records and accounts relating to Madison that may then be in its possession in order to assist in the preparation and review of the Closing Balance Sheet.

                                  ARTICLE III
                                  -----------

                 REPRESENTATIONS AND WARRANTIES OF NATIONAL CITY
                 -----------------------------------------------

         As an inducement to Purchaser to enter into this Agreement, except as set forth in the disclosure letter of even date herewith from National City to Purchaser (the "National City Disclosure Letter"), National City hereby represents and warrants to Purchaser as follows:

         SECTION 3.01 Organization and Authority of National City. National City is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is registered as a financial holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). National City has all necessary power and authority to enter into this Agreement and the Transaction Documents to which National City is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Transaction Documents to which National City is a party by National City, the performance by National City of its obligations hereunder and thereunder and the consummation by National City of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of National City. This Agreement has been, and upon its execution the Transaction Documents to which National City is a party shall have been, duly executed and delivered by National City, and (assuming due authorization, execution and delivery by each MainSource Group Member) this Agreement constitutes, and upon its execution the Transaction Documents to which National City is a party will constitute, legal, valid and binding obligations of National City enforceable against National City in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equity remedies.

         SECTION 3.02 Organization, Authority and Qualification and Capital Stock of Madison; Ownership of Shares.

         (a) Madison is a state chartered bank duly organized, validly existing and in good standing under the laws of the State of Indiana and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. True and correct copies of the Articles of Incorporation and By-laws of Madison, including all material amendments and supplements have been made available to Purchaser.

         (b) The authorized capital stock of Madison consists of 110,000 shares of capital stock, $10.00 par value per share, of which 110,000 shares have been issued. The Shares are the only shares of such authorized capital stock that are issued and outstanding. National City owns directly all of the issued and outstanding shares of common stock of Madison free and clear of all Encumbrances. All of the Shares are validly issued, fully paid and non-assessable. National City owns, is record holder of, and has good and marketable title to, all of the Shares free of preemptive rights. There are no other securities of Madison of any kind or nature issued or outstanding, including options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character or obligating National City, Madison or their Affiliates to issue or sell any shares of equity in Madison. There are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

         SECTION 3.03 Subsidiaries. Madison does not own, beneficially or otherwise, directly or indirectly, any capital stock or other equity securities or other ownership interest in any Person.

         SECTION 3.04 No Conflict; Consents and Approvals.

         (a) Assuming the making and obtaining of all filings, notifications, consents, approvals, and authorizations, except as may result from any facts or circumstances relating solely to a MainSource Group Member, the execution, delivery and performance of this Agreement and the Transaction Documents by National City and Madison do not and will not (i) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation or By-laws of National City or the Articles of Incorporation or By-laws of Madison,
(ii) conflict with or violate any Law or Governmental Order applicable to National City or Madison or (iii) conflict with or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Madison pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Madison is a party or by which any of such assets or properties are bound or affected which would have a Material

Adverse Effect on the ability of National City or Madison to consummate the transactions contemplated by this Agreement and the Transaction Documents.

         (b) No consent, approval, authorization or permit of or from, or filing with or notification to, any Governmental Authority is required by or with respect to National City or Madison in connection with the execution or delivery of this Agreement, or the consummation of the transactions contemplated hereby, except (i) filings with, and approval by, the Federal Reserve Board (the "FRB") and Federal Deposit Insurance Corporation (the "FDIC"), as applicable, (ii) filings with, and approvals by, the Indiana Department of Financial Institutions and such other state regulatory agencies (including, but not limited to, other state bank and insurance regulatory agencies) as may be required (collectively, the "State Entities"), (iii) filings and approvals pursuant to any applicable state takeover Law, (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with applicable provisions of federal and state securities Laws relating to the regulations of broker-dealers, investment advisers or transfer agents, (v) consents, approvals, authorizations, permits, filings or notifications which, if not obtained or made will not, individually or in the aggregate, have a Material Adverse Effect, or (vi) as may be necessary as a result of any facts or circumstances relating solely to a MainSource Group Member.

         SECTION 3.05 Financial Information; Absence of Changes or Events.

         (a) The December 2004 Balance Sheet and December 2004 Income Statement (together, the "Madison Financial Statements") present fairly, in all material respects, the financial condition and results of operations of Madison as of December 31, 2004 and for the quarterly period then ended, and were prepared in accordance with GAAP consistently applied, subject to normal year-end adjustment and the absence of notes.

         (b) Since December 31, 2004, Madison has not (i) incurred any material liability or obligation (indirect, direct or contingent), except in the ordinary course of its business consistent with past practices (and except for the entering into of this Agreement) or (ii) suffered any change, or any event involving a prospective change, in its business, financial condition or results of operation, which as to clauses (i) and (ii) has had, or is likely to have, a Material Adverse Effect upon Madison.

         SECTION 3.06 Litigation. (i) There is no Action pending against National City (that arises from or relates to Madison) or Madison nor, to the Knowledge of National City, is any such Action threatened, and (ii) there is no Action against National City (that arises from or relates to Madison) or Madison pending before any Governmental Authority or, to the Knowledge of National City, threatened to be brought by or before any Governmental Authority, which, as to clauses (i) and (ii) will, either alone or in the aggregate with all such other matters, have a Material Adverse Effect upon Madison. Madison is not subject to or affected by any Governmental Order, and, to the Knowledge of National City, there are no Governmental Orders threatened to be imposed on or affecting Madison by any Governmental Authority, which will, either alone or in the aggregate with all such other matters, have a Material Adverse Effect upon Madison.

         SECTION 3.07 Taxes.

         (a) Madison has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by Madison (whether or not shown on any Tax Return) have been paid, and Madison is not (i) delinquent in the payment of any Taxes shown on such returns or reports or on any assessments received by it for such Taxes; (ii) aware of any pending or threatened audit or examination for income taxes for any year by the Internal Revenue Service ("IRS") or any state tax agency; or (iii) a party to any action or proceeding with, nor has any claim been asserted against it by, any Governmental Authority for assessment or collection of Taxes. Madison is not currently the beneficiary of any extension of time within which to file any Tax Return, although it is anticipated to be extended in all pertinent filing jurisdictions for purposes of all 2004 income-based Tax Returns. No claim has ever been made by a Governmental Authority in a jurisdiction where Madison does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. None of the Tax Returns of Madison have been audited by the IRS or any state tax agency for any period since the 2002 Tax year of Madison. The reserve for Taxes in the Madison Financial Statements is, in the opinion of management, adequate in all material respects to cover all of the tax liabilities of Madison (including, without limitation, income taxes and franchise fees) as of such date in accordance with GAAP. Madison is not bound by any tax indemnity, tax sharing or tax allocation agreement or arrangement.

         (b) Madison has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other Person.

         (c) Madison has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, except as a member of National City's consolidated or unitary group.

         SECTION 3.08 Regulatory Approvals. As of the Agreement Date, National City has no reason to believe that any Governmental Authority would oppose or not grant or issue its consent or approval, if requested, with respect to the Merger, other than by reason of facts or circumstances relating solely to a MainSource Group Member and/or its Affiliates.

         SECTION 3.09 Legal Compliance.

         (a) Madison is in compliance with all Laws except for such non-compliance that, either alone or in the aggregate, is not reasonably likely to have a Material Adverse Effect upon Madison. Madison possesses and holds all licenses, franchises, permits, certificates and other authorizations necessary for the continued conduct of its business without interference or interruption, except where the failure to hold such license, franchise, permit, certificate and other authorization is not likely to have a Material Adverse Effect upon Madison.

         (b) Neither National City nor Madison is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any Governmental Order or directive by, or is a recipient of any extraordinary supervisory letter from, a Governmental Authority that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the consummation of the Merger or which will, either alone or in the aggregate, have a Material Adverse Effect upon Madison.

         (c) All of the existing offices and branches of Madison have been legally authorized and established in accordance in all material respects with all applicable Laws. Madison has no approved but unopened offices or branches.

         SECTION 3.10 Employee Matters; ERISA.

         (a) Schedule 3.10(a) attached to the National City Disclosure Letter sets forth a true, complete and accurate list of all employees of Madison (the "Madison Employees") as of the date set forth on Schedule 3.10(a), together with their job title, rate of salary or wages, vacation benefits, and any profit sharing, bonus or other form of compensation paid by Madison (other than salary) for the benefit of such person for calendar year 2005.

         (b) Madison is not a party to any collective bargaining or other labor union contract applicable to Madison Employees, Madison is not negotiating a collective bargaining agreement, and, to the Knowledge of National City, there is no present effort nor existing proposal to attempt to unionize any group of employees of Madison. As of the Agreement Date, there is no labor dispute, strike or work stoppage against Madison pending or, to the Knowledge of National City, threatened in writing that may interfere with Madison's business operations.

         (c) Schedule 3.10(c) attached to the National City Disclosure Letter sets forth a true, complete and accurate list of each employee benefit plan, as defined in ERISA, including (without limitation) any multiemployer plan (as defined in Section 3(37) of ERISA), and nonqualified employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs for the benefit of former (currently payable or payable in the future) or current employees or directors (or their beneficiaries or dependents) of Madison (the "Madison Employee Plans"). To the Knowledge of National City, since January 1, 2000 no present or former employee of Madison has been charged with breaching nor has breached in any material respect a fiduciary duty under any of the Madison Employee Plans. Madison does not participate in, and has not in the past five (5) years participated in any multiemployer plan. Except for the Madison Employee Plans, Madison does not maintain, contribute to, or participate in, any plan that provides health, major medical, disability or life insurance benefits to former employees or directors of Madison. National City has provided to Purchaser a true, accurate and complete copy of each Madison Employee Plan or a summary plan description therefore.

         (d) All liabilities of the Madison Employee Plans have been funded on the basis of consistent methods in accordance with sound actuarial assumptions and practices, and no Madison Employee Plan, at the end of any plan year, had or has had an accumulated funding deficiency. No actuarial assumptions have been changed since the last written report of actuaries on such Madison Employee Plans. All insurance premiums (including premiums to the Pension Benefit Guaranty Corporation) have been paid in full, subject only to normal retrospective adjustments in the ordinary course. Except as may be noted on the Madison Financial Statements, Madison has no contingent or actual liabilities under Title IV of ERISA. No accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code) has been incurred with respect to any of the Madison Employee Plans, whether or not waived, nor does Madison or any of its Affiliates have any liability or potential liability as a result of the underfunding of, or termination of, or withdrawal from, any Madison Employee Plan or by any Person which may be aggregated with Madison for purposes of Section 412 of the Code. No reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any of the Madison Employee Plans as to which a notice would be required to be filed with the Pension Benefit Guaranty Corporation. No claim is pending, or to the Knowledge of National City, threatened or imminent with respect to any Madison Employee Plan (other than a routine claim for benefits for which plan administrative review procedures have not been exhausted) for which Madison would be liable after December 31, 2004, except as is reflected on the Madison Financial Statements. Madison has no liability for excise Taxes under Sections 4971, 4975, 4976, 4977, 4979 or 4980B of the Code or for a fine under Section 502 of ERISA with respect to any Madison Employee Plan. All Madison Employee Plans have, in all material respects, been operated, administered and maintained in accordance with the terms thereof and in compliance with the requirements of all applicable Laws, including, without limitation, ERISA.

         SECTION 3.11 Real Property.

         (a) Except for Madison's interest as a tenant under a Business Premises Lease and its interest as fee simple owner of the Owned Real Property, Madison does not own any interest in real property.

         (b) Each Business Premises Lease is valid and binding (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equity remedies and except for other customary limitations on the validity and binding nature thereof) on Madison, and is in full force and effect, and upon consummation of the Merger, each Business Premises Lease will continue in full force and effect without penalty or other adverse consequence. Neither Madison nor, to the Knowledge of National City, is the lessor of a Business Premises Lease, in breach or default under a Business Premises Lease, which default is reasonably likely to have either, individually or in the aggregate, a Material Adverse Effect upon Madison. National City has made available to Purchaser a true, correct and complete copy of each Business Premises Lease.

         SECTION 3.12 Material Contracts.

         (a) Except for the Business Premises Leases, Madison is not a party to or bound by any of the following contracts (collectively, the "Material Contracts"): ------------------

         (i) for the employment, retention or engagement, or with respect to the severance, of any officer or employee of Madison (other than pursuant to a Madison Employee Plan) not terminable at will;

         (ii) involve payment or receipt by Madison (other than agreements entered into in the ordinary course of business, including, disbursements of loan proceeds to customers, loan payments by customers or customer deposits) of more than $20,000 per annum;

         (iii) relate to the purchase of goods, products, supplies or services in excess of $20,000 per annum; or

         (iv) to which Madison is a party, on the one hand, and under which any Affiliate of Madison, on the other hand, is a party or beneficiary that is material to the business of Madison, to the extent the agreement may not be terminated by Madison without penalty.

         (b) Each Material Contract is valid and binding (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equity remedies and except for other customary limitations on the validity and binding nature thereof) on Madison, and is in full force and effect, and upon consummation of the Merger, each Material Contract will continue in full force and effect without penalty or other adverse consequence that would be reasonably likely to have a Material Adverse Effect upon Madison. Neither Madison nor, to the Knowledge of National City, is any other party to a Material Contract, in breach or default under the Material Contract, which is reasonably likely to have either, individually or in the aggregate, a Material Adverse Effect upon Madison.

         (c) None of the Material Contracts requires the consent of any party to its assignment in connection with the Merger.

         SECTION 3.13 Title to Assets. Madison has good and marketable title in fee simple absolute to all Owned Real Property free and clear of any Encumbrances except for the Permitted Owned Real Property Encumbrances, and good title to all personal property reflected in the Madison Financial Statements as of December 31, 2004, other than personal property disposed of in the ordinary course of business since December 31, 2004 free and clear of all Encumbrances except for the Permitted Personal Property Encumbrances.

         SECTION 3.14 Environmental Matters. To the Knowledge of National City,
(i) Madison is in compliance with all Environmental Laws except for such non-compliance that, either alone or in the aggregate with all such other matters, will not reasonably likely to have a Material Adverse Effect upon Madison; (ii) no real property (including buildings and any other structures) currently or formerly owned in fee simple or operated by Madison has been contaminated with, or has had any release of, any Hazardous Substance in any material respect; (iii) Madison would not reasonably be expected to be ruled to have caused or contributed to any contamination as the owner or operator under any Environmental Law of any real property in which it has currently or formerly owned in fee simple; (iv) Madison is not subject to liability for any Hazardous Substance disposal or contamination on any other third-party property, which is likely to have a Material Adverse Effect upon Madison; (v) since January 1, 2003, Madison has not received any written notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; and (vi) Madison is not subject to any Governmental Order relating to any Environmental Law. National City has delivered to Purchaser copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to Madison, or any currently or formerly owned or operated property of Madison.

         SECTION 3.15 Loans.

         (a) Schedule 3.15(a)(i) attached to the National City Disclosure Letter sets forth a true, accurate and complete list as of the date set forth on
Schedule 3.15(a)(i) of each loan by Madison having an outstanding principal balance in excess of $100,000 that has been classified by Madison's regulators or management as "Other Loans Specially Mentioned," "Substandard," "Doubtful" or "Loss" or that has been identified by Madison's accountants or auditors (internal or external) as having a significant risk of uncollectability (the "Madison Classified Loans"). As of the Effective Time, the Madison Classified Loans shall not, taken as a whole, have changed to cause a Material Adverse Effect upon Madison. Schedule 3.15(a)(ii) attached to the National City Disclosure Letter sets forth a true, accurate and complete list as of the date set forth on Schedule 3.15(a)(ii) of all loans by Madison in excess of $100,000 which Madison has determined to be thirty (30) days or more past due with respect to principal or interest payments or has placed on nonaccrual status (the "Madison Past-Due Loans"). As of the Effective Time, the Madison Past-Due Loans shall not, taken as a whole, have changed to cause a Material Adverse Effect upon Madison.

         (b) All loans reflected in the Madison Financial Statements as of December 31, 2004 and which have been made, extended, renewed, restructured, approved, amended or acquired since December 31, 2004: (i) to the Knowledge of National City, constitute the legal, valid and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other Laws of general application relative to or affecting the enforcement of creditors' rights; and (ii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be.

         (c) The reserves, the allowance for possible loan and lease losses and the carrying value for real estate owned which are shown on the Madison Financial Statements are adequate in all material respects under the requirements of GAAP applied on a consistent basis to provide for possible losses on items for which reserves were made, on loans and leases outstanding and real estate owned.

         SECTION 3.16 Deposit Insurance. The deposits of Madison are insured by the FDIC in accordance with the Federal Deposit Insurance Act, as amended (the "FDIA"), and Madison has, in all material respects, paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

         SECTION 3.17 Absence of Undisclosed Liabilities. Except (i) as provided in the Madison Financial Statements, (ii) for unfunded loan commitments and obligations on letters of credit to customers of Madison, and liabilities incurred in the ordinary course of Madison's business, and (iii) for the transactions contemplated by this Agreement, since December 31, 2004 Madison does not have, and will not have at the Effective Time, any liability made outside of the ordinary course of business, which is reasonably likely to have either, individually or in the aggregate, a Material Adverse Effect upon Madison.

         SECTION 3.18 CRA Rating. Madison was rated "Satisfactory" or "Outstanding" following its most recent Community Reinvestment Act examination by the FDIC.

         SECTION 3.19 Capital Requirements. Madison is (i) at least "well capitalized", as defined for purposes of the FDIA, and (ii) in all material respects, compliant with all capital requirements, standards and ratios required by the FDIC and the State Entities with jurisdiction over Madison.

         SECTION 3.20 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of National City.

         SECTION 3.21 National City Disclosure Letter. The National City Disclosure Letter is arranged in a format in which the disclosures made therein are arranged in paragraphs or sections corresponding to the numbered and lettered sections and subsections of this Agreement. Any information expressly disclosed in the National City Disclosure Letter shall be deemed to be disclosed for all purposes thereunder, so long as such disclosure contains sufficient factual detail to render its relevance to such other purposes readily apparent. The inclusion of any matter in the National City Disclosure Letter shall not be deemed an admission or otherwise imply that any such matter is material for purposes of this Agreement. National City shall be permitted to update and supplement the National City Disclosure Letter so as to disclose other information or exceptions to one or more representations or warranties contained in this Article III that are a result of events which occur, or knowledge first obtained, after the date hereof up to the Effective Time; provided, however, that, anything herein to the contrary notwithstanding, the exceptions and other information set forth on any such updated or supplemented National City Disclosure Letter shall not be taken into consideration in determining, for purposes of this Agreement, whether the conditions set forth in Section 8.03(a) hereof in the case of Purchaser shall have been satisfied or the right of Purchaser to terminate this Agreement pursuant to Section 11.01(d) hereof.

         Except as expressly set forth in this Article III or the National City Disclosure Letter, neither National City nor any Person acting on behalf of National City makes any representation or warranty whatsoever.

                                   ARTICLE IV
                                   ----------

           REPRESENTATIONS AND WARRANTIES OF MAINSOURCE AND PURCHASER
           ----------------------------------------------------------

         As an inducement to National City to enter into this Agreement, except as set forth in the disclosure letter of even date herewith from the MainSource Group Members to National City (the "MainSource Disclosure Letter"), MainSource and Purchaser, jointly and severally, hereby represent and warrant to National City as follows:

         SECTION 4.01 Organization and Authority. MainSource Financial is a corporation, validly existing and in good standing under the laws of the State of Indiana, and is registered as a financial holding company under the BHCA. Purchaser is an Indiana state chartered bank, validly existing under the laws of the State of Indiana, and a wholly-owned subsidiary of MainSource Financial.

Each MainSource Group Member has all necessary power and authority to enter into this Agreement and the Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Transaction Documents to which it is a party by each MainSource Group Member, the performance by each MainSource Group Member of its obligations hereunder and thereunder and the consummation by each MainSource Group Member of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of each MainSource Group Member. This Agreement has been, and upon its execution the Transaction Documents to which it is a party shall have been, duly executed and delivered by each MainSource Group Member, and (assuming due authorization, execution and delivery by National
City) this Agreement constitutes, and upon its execution the Transaction Documents to which each MainSource Group Member is a party shall constitute, a legal, valid and binding obligation of each MainSource Group Member enforceable against each MainSource Group Member in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equity remedies.

         SECTION 4.02 No Conflict. Assuming the making and obtaining of all filings, notifications, consents, approvals, and authorizations, except as may result from any facts or circumstances relating solely to National City, the execution, delivery and performance of this Agreement and the Transaction Documents by each MainSource Group Member do not and will not (i) violate, conflict with or result in the breach of any provision of the Articles of Incorporation or By-laws of such MainSource Group Member, (ii) conflict with or violate any Law or Governmental Order applicable to such MainSource Group Member or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of such MainSource Group Member pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which such MainSource Group Member is a party or by which any of such assets or properties are bound or affected which would have a material adverse effect on the ability of such MainSource Group Member to consummate the transactions contemplated by this Agreement and the Transaction Documents.

         SECTION 4.03 Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and the Transaction Documents by each MainSource Group Member do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except (i) filings with, and approval by, the FRB and FDIC, (ii) filings with, and approvals by, the State Entities, (iii) filings and approvals pursuant to any applicable state takeover Law, (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with applicable provisions of federal and state securities Laws relating to the regulations of broker-dealers, investment advisers or transfer agents, (v) consents, approvals, authorizations, permits, filings or notifications which, if not obtained or made will not, individually or in the aggregate, have a Material Adverse Effect, or (vi) as may be necessary as a result of any facts or circumstances relating solely to National City.

         SECTION 4.04 Litigation. No Action by or against a MainSource Group Member is pending or, to the knowledge of the MainSource Group Members after due inquiry, threatened, that (i) could affect the legality, validity or enforceability of this Agreement or the Transaction Documents to which it is a party or (ii) seeks to delay or prevent the consummation of, or that would be reasonably likely to materially adversely affect a MainSource Group Member's ability to consummate, the Merger and the Transaction Documents.

         SECTION 4.05 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of a MainSource Group Member.

         SECTION 4.06 Regulatory Approvals. Neither MainSource Group Member has reason to believe that any Governmental Authority would oppose or not grant or issue its consent or approval, if requested, with respect to the Merger, other than by reason of facts or circumstances relating solely to National City and/or Madison.

         SECTION 4.07 Available Funds. Neither MainSource Group Member has any reason to believe that MainSource Group Member will be unable to close on financing in amounts sufficient (A) to provide for the funding of the Closing Payment and Merger Consideration and (B) to enable each MainSource Group Member, as of the Effective Time, to be "well capitalized" within the meaning the regulations applicable to the MainSource Group Member by July 31, 2005. For purposes of this Section 4.07, "financing" shall not include any credit facility with National City or any of its affiliates.

         SECTION 4.08 Compliance With Laws.

         (a) Each MainSource Group Member is in compliance with all Laws except for such non-compliance that, either alone or in the aggregate, will not reasonably likely to affect each MainSource Group Member's ability to receive regulatory approval or consummate the Merger. Purchaser possesses and holds all licenses, franchises, permits, certificates and other authorizations necessary for the continued conduct of its business without interference or interruption.

         (b) Each MainSource Group Member is in compliance with all Laws except for such non-compliance that, either alone or in the aggregate, will not adversely affect a MainSource Group Member's ability to obtain consent, approval, authorization or permit of or from any Governmental Authority with respect to the Agreement or any transaction contemplated by the Agreement.

         (c) No MainSource Group Member is a party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any Governmental Order or directive by, or is a recipient of any extraordinary supervisory letter from, a Governmental Authority that would (i) reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the consummation of the Merger or (ii) adversely affect a MainSource Group Member's ability to obtain consent, approval, authorization or permit of or from any Governmental Authority with respect to the Merger or any transaction contemplated by this Agreement.

         SECTION 4.09 CRA Rating. Purchaser was rated "Satisfactory" or "Outstanding" following its most recent Community Reinvestment Act examination by the FDIC.

         SECTION 4.10 Capital Requirements. Purchaser is (i) at least "well capitalized", as defined for purposes of the FDIA, and (ii) in compliance with all capital requirements, standards and ratios required by the FDIC and the State Entities with jurisdiction over Purchaser.

         SECTION 4.11 MainSource Disclosure Letter. The MainSource Disclosure Letter is arranged in a format in which the disclosures made therein are arranged in paragraphs or sections corresponding to the numbered and lettered sections and subsections of this Agreement. Any information expressly disclosed in the MainSource Disclosure Letter shall be deemed to be disclosed for all purposes thereunder, so long as such disclosure contains sufficient factual detail to render its relevance to such other purposes readily apparent. The inclusion of any matter in the MainSource Disclosure Letter shall not be deemed an admission or otherwise imply that any such matter is material for purposes of this Agreement. The MainSource Group Members shall be permitted to update and supplement the MainSource Disclosure Letter so as to disclose other information or exceptions to one or more representations or warranties contained in this
Article IV that are a result of events which occur, or knowledge first obtained, after the date hereof up to the Effective Time; provided, however, that, anything herein to the contrary notwithstanding, the exceptions and other information set forth on any such updated or supplemented MainSource Disclosure Letter shall not be taken into consideration in determining, for purposes of this Agreement, whether the conditions set forth in Section 8.02(a) hereof in the case of National City shall have been satisfied, or the right of National City to terminate this Agreement pursuant to Section 11.01(e) hereof.

                                   ARTICLE V
                                   ---------

                              PRE-MERGER AGREEMENTS
                              ---------------------

         SECTION 5.01 Conduct of Business Prior to the Effective Time. Except as set forth in Schedule 5.01 attached to the National City Disclosure Letter, National City covenants and agrees that between the Agreement Date and the Effective Time (unless Purchaser shall otherwise agree in writing and except as otherwise contemplated by this Agreement), National City shall cause Madison to conduct its business operations in the ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, use reasonable efforts to preserve intact its current business organization, keep available the service of its current directors, officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing business shall not be impaired in any material aspect at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement prior to the Effective Time or except as contemplated by Section 5.07 below, National City will cause Madison not to, without the prior written consent of
Purchaser:

         (i) issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of Madison capital stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest), or (B) any other securities in respect of, in lieu of, or in substitution for, shares of Madison common stock;

         (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding shares of common stock;

         (iii) split, combine, subdivide or reclassify any shares of common stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution, whether in cash, stock, property or otherwise, in respect of any shares of common stock or otherwise make any payments to shareholders in their capacity as such (other than as contemplated by Section 5.07 below);

         (iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Madison (other than the Merger);

         (v) adopt any amendments to its articles of incorporation or by-laws;

         (vi) make any acquisition or disposition of assets or securities in excess of $10,000, except in the ordinary course of business consistent with past practices;

         (vii) incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practices, it being understood and agreed that the incurrence of indebtedness in the ordinary course of business shall include the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entering into repurchase agreements;

         (viii) offer any new deposit, loan or investment product or service or change its lending, investment, liability management, loan loss provision, loan loss charge-off or other material banking policies;

         (ix) grant any increases in the compensation of any of its directors, officers or employees except for normal increases in compensation to the employees in the ordinary course of business consistent with past practice;

         (x) pay or agree to pay any pension, retirement allowance, severance or other employee benefit not required or contemplated by any of the existing Madison Employee Plans or any agreements or arrangements as in effect on the Agreement date to any such director, officer or employee, whether past or present, except as required by Law;

         (xi) enter into any new or amend any Material Contract with any director, officer or employee;

         (xii) except in the ordinary course of business consistent with past practice or as may be required to comply with applicable Law, become obligated under any new benefit plan or amend any Madison Employee Plan in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder;

         (xiii) make any capital expenditures or commitments for any capital expenditures in excess of $10,000.

         (xiv) make any material changes in its customary methods of marketing;

         (xv) take, or agree to commit to take, any action that would make any representation or warranty of National City contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time; or

         (xvi) change its method of accounting in effect at December 31, 2004, except as required by changes in GAAP or change its fiscal year;

         (xvii) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

         SECTION 5.02 Confidentiality. The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Merger, at which time such Confidentiality Agreement and the obligations of Purchaser under this Section 5.02 shall terminate. Subject to the terms of the Confidentiality Agreement, if this Agreement is, for any reason, terminated prior to the Merger, the Confidentiality Agreement shall continue in full force and effect.

         SECTION 5.03 Regulatory Applications. The MainSource Group Members shall use their respective reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, and shall make all necessary regulatory filings within twenty-one (21) days of the Agreement Date. The MainSource Group Members shall keep National City appraised of the status of such filings. Subject to the Confidentiality Agreement and applicable Laws, National City agrees, upon reasonable request, to furnish the MainSource Group Members with all information concerning itself and Madison as may be reasonably necessary or advisable in connection with any such filing, notice or application.

         SECTION 5.04 Exclusivity. Except as otherwise permitted by this Agreement, with the prior written consent of Purchaser, National City shall refrain, and shall cause its Affiliates, officers, directors, employees and any investment banker, attorney, accountant or other agent retained by it or them to refrain, from initiating or soliciting any inquiries or making any proposals with respect to, or engaging in negotiations concerning, or providing any confidential information or data to or having any discussions with any Person relating to, any merger, consolidation, share exchange, liquidation, dissolution or sale of the Shares or sale of substantially all of the assets of Madison or any other business combination or transaction involving a potential change in control of Madison.

         SECTION 5.05 Notification. To the extent a Party becomes aware of the occurrence after the Agreement Date of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a material breach of any representation or warranty of such Party as of the time of occurrence or discovery of such fact or condition, such Party shall promptly notify the other Party of such fact or condition, and should any such fact or condition require any change in any Schedule or Exhibit to this Agreement, shall promptly deliver a supplement to such Schedule or Exhibit specifying such change. Each Party acknowledges (i) that no such disclosure or Schedule update shall impair the other Party's rights as otherwise set forth in Article VIII below and (ii) that no such Schedule update that related to any event, circumstance or condition on or prior to the date hereof shall impair a Party's rights as otherwise set forth in Article X below.

         SECTION 5.06 Conversion. National City and the MainSource Group Members shall cooperate and employ their respective reasonable efforts (i) to jointly develop a conversion and transition plan for the database information for Madison customers maintained by National City to be converted to Purchaser's data processing system (the "Conversion"), which shall address, among other matters, the items identified on Schedule 5.06 attached to the National City Disclosure Letter, and (ii) to complete the Conversion prior to the start of business day immediately following the Effective Time.

         SECTION 5.07 MainSource Acquisitions. Except for the permitted transaction described on Schedule 5.07 attached to the National City Disclosure Letter or in the ordinary course of business consistent with the past practice, during a period commencing on the Agreement Date and terminating on the date
Section 8.01(a) hereof is satisfied, no MainSource Group Member or any of their affiliates shall, directly or indirectly, announce, enter into an agreement or consummate a merger, consolidation or reorganization (other than with another MainSource Financial Affiliate), asset or stock purchase transaction involving any MainSource Group Member (a "MainSource Acquisition").

                                   ARTICLE VI
                                   ----------

                                EMPLOYEE MATTERS
                                ----------------

         SECTION 6.01 Transferred Employees. For purposes of this Article VI, "Transferred Employees" are defined as those employees who are employed by Madison at the Effective Time, but excluding those employees who are receiving benefits at the Effective Time (i) under the long-term disability plan sponsored by National City, or (ii) under the short-term disability program sponsored by National City (a "Short-Term Disability Employee"). If a Short Term Disability Employee becomes eligible to work prior to termination of his short term disability benefit, Purchaser will offer employment to such Short Term Disability Employee that are comparable in pay and benefits enjoyed by such Short-Term Disability Employee prior to the Effective Time. If the Short-Term Disability Employee accepts the Purchaser's offer of employment, the Short-Term Disability Employee will become a Transferred Employee and will be entitled to all benefits provided to Transferred Employees under this agreement.

         SECTION 6.02 Retirement. Prior to the Effective Time, National City shall take all necessary action to amend any pension benefit plan sponsored by National City (the "Retirement Plans") effective as of the Effective Time to remove Madison as a participating employer in the Retirement Plans effective as of the Effective Time. Further, National City shall, effective as of the Effective Time, take all necessary actions to terminate participation of Transferred Employees in any medical, life insurance, long term disability, short term disability and accidental death and dismemberment insurance plans covering Transferred Employees, and National City will make all required payments due for periods through the Effective Time.

         SECTION 6.03 Service Recognition. Purchaser shall provide each Transferred Employee with credit for past service years at Madison, National City and any Affiliates, or any of them, for purposes of calculating eligibility to participate, vesting and eligibility to receive benefits under any of Purchaser's medical, dental, life insurance, long-term disability, 401(k) plan, pension plan and vacation program or arrangement established or maintained for the benefit of Transferred Employees after the Effective Time by Purchaser or Madison for service accrued or deemed accrued prior to the Effective Time with Purchaser and shall cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any welfare benefit plans of Purchaser to be waived with respect to the Transferred Employees and their eligible dependents.

         SECTION 6.04 Severance Upon Termination of a Transferred Employee. If a Transferred Employee's employment is terminated on or prior to the first anniversary of the Effective Time, such Transferred Employee shall be entitled to severance benefits on the same terms and conditions of the National City Severance Benefit Plan. Such severance benefits shall be based on the Transferred Employees service with Madison, National City or any of its Affiliates, and such severance benefits shall be at least as great as those benefits payable to such Transferred Employee under the National City Severance Benefit Plan effective at the Effective Time.

         SECTION 6.05 Performance Bonus. National City shall reimburse Purchaser for the payment of any performance related bonus to a Transferred Employees that was earned and not accrued prior to the Effective Time.

         SECTION 6.06 COBRA. National City shall be responsible for the administration of and shall retain any and all obligations and liabilities for COBRA continuation coverage with respect to Transferred Employees and their dependents and beneficiaries whose medical and/or dental coverage terminates prior to the Effective Time, and Purchaser shall be responsible for all obligations and liabilities for COBRA continuation coverage for Transferred Employees and their dependents and beneficiaries for periods beginning on and after the Effective Time.

         SECTION 6.07 Earned Vacation. Madison shall pay all earned, but unused vacation to Transferred Employees as of the Effective Time.

                                  ARTICLE VII
                                  -----------

                                   TAX MATTERS
                                   -----------

         SECTION 7.01 Tax Returns for Periods Through the Effective Time.

         (a) National City shall include the income of Madison (including any deferred income triggered into income by Sections 1.1502-13 and 1.1502-14 of the Regulations and any Excess Loss Accounts taken into income under Section 1.1502-19 of the Regulations) on the consolidated federal (and state) income Tax Returns which includes National City for all periods through the Effective Time and pay any federal (and state) income Taxes attributable to such income. Purchaser shall cause Madison to furnish Tax information to National City for inclusion in National City's federal (and state) consolidated income Tax Return for the period that includes the Effective Time in accordance with Madison's past custom and practice. National City shall allow Purchaser an opportunity to review and comment upon such Tax Returns (including any amended returns) to the extent that they relate to Madison. National City shall take no position on such returns that relate to Madison that would have a Material Adverse Effect on Madison (unless otherwise required under applicable law) on and after the Effective Time. The income of Madison shall be apportioned to the period up to the Effective Time and the period on and after the Effective Time by closing the books of Madison as of the Effective Time.

         (b) Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of Madison for Tax periods that begin before the Effective Time and end after the Effective Time. Purchaser shall allow National City an opportunity to review and comment upon such Tax Returns (including any amended returns) to the extent they relate to pre-Effective Time periods). National City shall pay to Purchaser within thirty (30) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Effective Time to the extent such Taxes are not reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet. For purposes of this Section 7.01(b), in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Effective Time, the portion of such Tax that relates to the portion of such Taxable period ending on the Effective Time shall
(i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Effective Time and the denominator of which is the number of days in the entire Taxable period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Effective Time. Notwithstanding the above, since the State of Indiana imposes taxes on personal and real property which are not payable until the year subsequent to the year assessed, National City shall be responsible for all Indiana property taxes assessed as to Madison for the year 2004 payable in 2005 while Indiana property taxes assessed as to Madison for the year 2005 payable in 2006 shall be pro-rated as otherwise provided in this paragraph, but only to the extent such Taxes were not accrued in the reserve for Tax liability of Madison on the Closing Balance Sheet. Any credits relating to a Taxable period that begins before and ends after the Effective Time shall be taken into account as though the relevant Taxable period ended on the Effective Time. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of Madison.

         SECTION 7.02 Cooperation on Tax Matters.

         (a) Purchaser and National City shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article VII and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and National City agree (i) to retain all books and records with respect to Tax matters pertinent to Madison relating to any taxable period beginning before the Effective Time until the expiration of the statute of limitations (and, to the extent notified by Purchaser or National City, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records, and, if the other Party so requests, Purchaser or National City, as the case may be, shall allow the other Party to take possession of such books and records.

         (b) Purchaser and National City further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

         (c) Purchaser and National City further agree, upon the reasonable request of the other Party, to provide the other Party with all information that either Party may be required to report pursuant to Section 6043 of the Code and all Regulations promulgated thereunder.

         (d) Any Tax-sharing agreement between Madison and National City or any National City subsidiaries shall be terminated as of the Effective Time and shall have no further effect for any taxable year.

         SECTION 7.03 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any transfer Tax and any similar tax imposed in other states or subdivisions), shall be paid by National City when due, and National City shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees, and, if required by applicable Law, Purchaser shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

                                  ARTICLE VIII
                                  ------------

                         CONDITIONS TO EFFECT THE MERGER
                         -------------------------------

         SECTION 8.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each of Purchaser and National City to consummate the Merger is subject to the fulfillment or written waiver by Purchaser and National City prior to the Effective Time of each of the following conditions:

         (a) Governmental and Regulatory Consents. All statutory waiting periods applicable to the consummation of the Merger shall have expired or been terminated, and all notices, reports and other filings required to be made prior to the Effective Time by Purchaser or National City or any of their respective Affiliates with, and all regulatory consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by Purchaser or National City or any of their respective Affiliates from, any Governmental Authority in connection with the consummation of the Merger, the Merger and the other transactions contemplated hereby by Purchaser and National City shall have been made or obtained (as the case may be) and become final, unless the failure to obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser or National City.

         (b) No Prohibitions. No United States or state court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger.

         SECTION 8.02 Conditions to Obligations of National City. The obligations of National City to consummate the Merger shall be subject to the fulfillment, at or prior to the Effective Time, of each of the following conditions:

         (a) Representations, Warranties and Covenants. (i) The representations and warranties of each MainSource Group Member contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Effective Time with the same force and effect as if made as of the Effective Time (other than such representations and warranties as are made as of another date, which shall be true and correct as of such date), (ii) the covenants and agreements contained in this Agreement to be complied with by each MainSource Group Member on or before the Effective Time shall have been complied with in all material respects, and (iii) National City shall have received a certificate from each MainSource Group Member certifying the matters set forth in clauses (i) and (ii) above signed by a duly authorized officer thereof.

         (b) Merger Consideration. National City receives the Closing Payment, by wire transfer or transfers in immediately available funds, as instructed by National City in a written notice to Purchaser.

         SECTION 8.03 Condition to Obligations of Purchaser. The obligations of Purchaser to consummate the Merger shall be subject to the fulfillment, at or prior to the Effective Time, of the following condition:

         (a) Representations, Warranties and Covenants. (i) The representations and warranties of National City contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Effective Time, with the same force and effect as if made as of the Effective Time (other than such representations and warranties as are made as of another date which shall be true and correct as of such date), (ii) the covenants and agreements contained in this Agreement to be complied with by National City on or before the Effective Time shall have been complied with in all material respects and (iii) Purchaser shall have received a certificate from National City certifying the matters set forth in clauses (i) and (ii) above signed by a duly authorized officer thereof.

         (b) Termination of Contract. The contract set forth in the National City Disclosure Letter as item 1 in Section 3.12, Material Contracts, has been terminated on or before the Effective Time.

                                   ARTICLE IX
                                   ----------

                              POST-MERGER COVENANTS
                              ---------------------

         SECTION 9.01 Further Action. At any time and from time to time after the Effective Time, each Party shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers as may be required to carry out the provisions of this Agreement, to satisfy the conditions to the Merger and consummate and make effective the transactions contemplated by this Agreement.

         SECTION 9.02 Record Retention. In order to facilitate the resolution of any claims made against or incurred by National City prior to or after the Effective Time, for a period of seven (7) years after the Effective Time, Purchaser shall (i) cause Madison to retain its books and records relating to periods prior to the Effective Time in a manner reasonably consistent with the prior practice of Madison and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of National City reasonable access (including the right to make, at National City's expense, photocopies), during normal business hours, to such books and records, and cause those officers, employees and authorized agents, accountants, counsel and representatives of Madison who have any knowledge relating to Madison to reasonably cooperate with National City in respect of any such claims made against or incurred by National City.

         SECTION 9.03 Covenant Not To Compete; Non-Solicitation.

         (a) Beginning at the Effective Time and for a period of one (1) year thereafter, National City will not directly market or solicit depositor or loan relationships with customers of Madison except (i) as may occur as a result of advertising or solicitations directed to the public generally, (ii) with respect to the financial products identified on Schedule 9.03(a) attached to the National City Disclosure Letter, (iii) as may occur as a result of a solicitation by National City of deposits, lending or other business from or to a major or statewide customer such as a Person with more than one location or a Government Authority, (iv) was or is a customer of another Affiliate of National City except, with respect to this clause (iv), a customer arising solely from the Loan Portfolio Sale and (v) as may occur as a result of National City's acquisition of or merger with a financial institution having a relationship with any such customer. For purposes of this Section 9.03, the phrase, "customers of Madison," means the customers identified in the tape-to-tape transfer at conversion.

         (b) National City agrees that beginning at the Effective Time and for a period of one (1) year thereafter, it shall not directly or indirectly solicit for employment any Madison Employees, except this prohibition shall not apply to
(i) employment advertisements placed in publications of general circulation or in trade journals, (ii) contact initiated by a Madison Employee, and (iii) contacts made by a placement agency or service not as a result of any direction of National City to target any Madison Employees.

                                   ARTICLE X
                                   ---------

                                 INDEMNIFICATION
                                 ---------------

         SECTION 10.01 Survival of Representations and Warranties. The representations and warranties set forth in this Agreement or any certificate delivered pursuant hereto shall survive for a period of eighteen (18) months following the Effective Time; provided, however, (i) the representations and warranties in Sections 3.01, 3.02, 3.03, 3.04, 3.20, 4.01, 4.02, 4.04 and 4.05
shall continue in full force and effect indefinitely thereafter, and (ii) the representations and warranties in Section 3.07 shall continue in full force and effect for the applicable statute of limitations.

         SECTION 10.02 National City's Indemnification. Subject to Section 10.06 below, from and after the Effective Time, National City shall indemnify and hold harmless Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each a "Purchaser Indemnitee") from and against all Indemnifiable Losses arising from or in connection with (i) the breach of any representation or warranty made by National City contained in this Agreement and
(ii) the breach of any covenant or agreement by National City.

         SECTION 10.03 MainSource Group Members Indemnification. From and after the Effective Time, Purchaser and MainSource Financial, jointly and severally, shall indemnify and hold harmless National City and its Affiliates, officers, directors, employees, agents, successors and assigns (each a "National City Indemnitee") from and against any and all Indemnifiable Losses arising from or in connection with (i) the breach of any representation or warranty made by a MainSource Group Member contained in this Agreement and (ii) the breach of any covenant or agreement by a MainSource Group Member contained in this Agreement.

         SECTION 10.04 Third-Party Claims.

         (a) Within twenty (20) days following the date on which an Indemnitee receives a Third-Party Claim, the Indemnitee shall give deliver a Claim Notice regarding such Third-Party Claim, together with copies of all notices, pleadings, correspondence and other documents asserting or otherwise relating to such Third-Party Claim, to the Indemnitor, in accordance with the provisions of
Section 11.01 below. The Indemnitor shall have no liability for any Indemnifiable Loss arising from any Third-Party Claim in respect of which a Claim Notice is not timely delivered in accordance with the preceding sentence, unless the Indemnitor has not been materially prejudiced in any material respect to such failure to deliver the Claim Notice within the twenty (20)-day period.

         (b) The Indemnitor shall have the right, at its option, to assume the defense of, at its own expense and by its own counsel, a Third-Party Claim. Assumption of the defense of a Third-Party Claim by the Indemnitor shall not prejudice the right of the Indemnitor to claim at a later date that the Third-Party Claim is not a proper matter for indemnification pursuant to this
Article X. If the Indemnitor shall undertake to compromise or defend a Third-Party Claim, it shall promptly notify the Indemnitee of its intention to do so within thirty (30) days after receipt of a Claim Notice, and the Indemnitee agrees to cooperate with the Indemnitor and its counsel in the compromise of, or defense against, the Third-Party Claim as reasonably requested by the Indemnitor; provided, however, that the Indemnitor shall not settle the Third-Party Claim without the prior written consent of the Indemnitee (which consent will not be unreasonably withheld) unless the relief consists solely of money damages and includes a provision whereby the plaintiff or claimant in the matter releases the Indemnitee from all liability with respect thereto. Notwithstanding an election to assume the defense of such action or proceeding, the Indemnitee shall have the right to employ separate counsel and to participate in the defense of such action or proceeding, and the Indemnitor shall bear the reasonable fees, costs and expenses of such separate counsel if
(i) the Indemnitee shall have determined in good faith that an actual or potential conflict of interest makes representation by the same counsel or the counsel selected by the Indemnitor inappropriate or (ii) the Indemnitor shall have authorized the Indemnitee to employ separate counsel at the Indemnitor's expense. In any event, the Indemnitee and its counsel shall cooperate with the Indemnitor and its counsel and keep such person informed of all developments relating to the Third-Party Claim, provide copies of all relevant correspondence and documentation relating thereto, and shall not assert any position in any proceeding inconsistent with that asserted by the Indemnitor. All reasonable costs and expenses incurred in connection with the Indemnitee's cooperation shall be borne by the Indemnitor. In any event, the Indemnitee shall have the right at its own expense to participate in the defense of such asserted liability. In no event shall the Indemnitee settle the Third-Party Claim without the written consent of the Indemnitor (which consent will not be unreasonably withheld).

         SECTION 10.05 Direct Claims. An Indemnitee may assert a claim not involving a Third-Party Claim (a "Direct Claim") by delivering a Claim Notice to the Indemnitor in accordance with Section 12.02 below, within twenty (20) days following the date on which the Indemnitee becomes aware of the circumstances or occurrence giving rise to the Direct Claim. The Indemnitor shall have no liability for any Indemnifiable Loss arising from a Direct Claim in respect of which a Claim Notice is not timely delivered in accordance with the preceding sentence, unless the Indemnitor has not been materially prejudiced in any material respect to such failure to deliver the Claim Notice with the twenty
(20)-day period. If the Indemnitor does not notify the Indemnitee within twenty
(20) days following its receipt of such Claim Notice that the Indemnitor disputes its liability to the Indemnitee, the Direct Claim specified by the Indemnitee in the Claim Notice shall be conclusively deemed an Indemnifiable Loss, and hereunder, subject to the provisions of this Article X, the Indemnitor shall pay the amount of the Indemnifiable Loss to the Indemnitee within ten (10) Business Days or, in the case of any Direct Claim as to which the amount of the Indemnifiable Loss arising therefrom is estimated, within ten (10) Business Days after such later date on which the amount of such Indemnifiable Loss is finally determined.

         SECTION 10.06 Limits on Indemnification.

         (a) No Purchaser Indemnitee shall make any claim against National City for any breach of National City's representations and warranties under this Agreement unless (i) the amount of the Indemnifiable Loss suffered by a Purchaser Indemnitee related to each individual claim exceeds $5,000 (the "De Minimis Claims Amount"), and (ii) until the dollar amount of all claims in excess of the De Minimis Claims Amount, together with any indemnification amount payable by National City under this Article X, after deducting the credits described in Section 10.06(b), shall exceed, in the aggregate (under all such agreements), the amount of $300,000 (the "Basket"), and, if the Basket is exceeded, shall be required to pay only the amount of any excess over the Basket; provided that National City's obligation and liability for any and all breaches of its representations and warranties set forth in this Agreement shall not exceed, in the aggregate (under all such agreements), the amount of the sum of the Closing Deposits Premium plus the Closing Loans Premium (the "Cap"). Notwithstanding the prior sentence, neither the Basket nor the Cap shall apply to any claim against National City for any breach of representations and warranties under Sections 3.01, 3.02, 3.03, 3.04 and 3.20.

         (b) In any case where an Indemnitee recovers from third Persons any amount in respect of a matter to which an Indemnitor has indemnified it pursuant to this Article X, such Indemnitee shall promptly pay over to the Indemnitor the amount so recovered. In calculating the amount of an Indemnifiable Loss under this Article X, the Indemnifiable Loss shall be net of and reduced by the amount the Indemnitee recovers from third Persons, including any guarantee payments or insurance proceeds realized by the Indemnitee.

         SECTION 10.07 Exclusive Remedy. Except for remedies that cannot be waived as a matter of Law, willful breach of this Agreement and injunctive relief, if the Merger occurs, the rights under this Article X shall be the exclusive remedy for breaches of this Agreement or any Transaction Document (including any covenant, obligation, representation or warranty contained herein or therein). In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted by applicable Law, any and all claims it may have against the other Party or its Affiliates arising under or based upon any applicable Law (including any claims arising under or based upon common law).

                                   ARTICLE XI
                                   ----------

                             TERMINATION AND WAIVER
                             ----------------------

         SECTION 11.01 Termination. Anything herein or elsewhere to the contrary, this Agreement may be terminated by written notice of termination at any time prior to the Effective Time only as follows:

         (a) by either National City or Purchaser if the Merger shall not have occurred by September 30, 2005; provided, however, that the right to terminate this Agreement under this Section 11.01(a) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Merger to occur on or prior to such date;

         (b) by either Purchaser or National City in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

         (c) by the mutual written consent of National City and Purchaser;

         (d) by Purchaser, (i) at any time if the representations and warranties of National City contained in Article III were incorrect in any respect (in the case of any representation or warranty containing any materiality qualification) or otherwise in any material respect when made or at any time thereafter and such breach cannot be or is not cured within thirty (30) days after written notice of such breach is given, or (ii) if National City or Madison breaches any material covenant hereunder and such breach cannot be or is not cured within thirty (30) days after written notice of such breach is given by Purchaser to National City; and

         (e) by National City (i) at any time if the representations and warranties of a MainSource Group Member contained in Article IV were incorrect in any material respect when made or at any time thereafter and such breach cannot be or is not cured within thirty (30) days after written notice of such breach is given, (ii) if a MainSource Group Member has breached any material covenant hereunder and such breach cannot be or is not cured within thirty (30) days after written notice of such breach is given by National City to Purchaser, or (iii) by July 31, 2005, if the MainSource Group Members have not closed on financing in amounts sufficient (A) to provide for the funding of the Closing Payment and Merger Consideration and (B) to enable each MainSource Group Member, as of the Effective Time, to be "well capitalized" within the meaning of the regulations applicable to the MainSource Group Member. For purposes of this
Section 11.01(e), "financing" shall not include any credit facility with National City or any of its affiliates.

         SECTION 11.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 11.01 above, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except (i) as set forth in Sections 3.11, 4.06, 5.02, 11.04 and 12.01 and (ii) that nothing herein shall relieve a Party from liability for any willful breach of this Agreement. In the event of termination of this Agreement for any reason other than pursuant to Sections 11.01(d) or 11.01(e) above, each Party shall bear all expenses incurred by it in connection with this Agreement.

         SECTION 11.03 Waiver. The Parties may (i) extend the time for the performance of any of the obligations or other acts of the other Party, (ii) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered by the other Party pursuant hereto or (iii) waive compliance with any of the agreements or conditions of the other Party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

         SECTION 11.04 Termination Fee. In recognition of the efforts, expenses and other opportunities foregone by Purchaser and National City while structuring and pursuing the Merger, the Parties agree that a termination fee of $1,000,000 (the "Termination Fee") shall be paid by the applicable Party if this Agreement is terminated:

         (a) by Purchaser pursuant to Section 11.01(d) above and Purchaser is not in breach of this Agreement, National City shall pay the Termination Fee to Purchaser.

         (b) (i) by National City pursuant to Section 11.01(e) above and National City is not in breach of this Agreement, Purchaser and MainSource Financial shall, jointly and severally, pay the Termination Fee to National City.

Each Party acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, each Party would not have entered into this Agreement; accordingly, if a Party fails promptly to pay the amount due pursuant to this
Section 11.04, and, in order to obtain such payment, the other Party commences an Action which results in a judgment against the other Party for the Termination Fee, the payor Party shall pay to the payee Party its costs and expenses (including attorneys' fees and expenses) in connection with such Action, together with interest on the amount of the Termination Fee at the rate on six-month U.S. Treasury obligations plus 300 basis points in effect on the date such payment was required to be made.

                                  ARTICLE XII
                                  -----------

                               GENERAL PROVISIONS
                               ------------------

         SECTION 12.01 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby, shall be paid by the Party incurring such costs and expenses, whether or not the Merger shall have occurred.

         SECTION 12.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.02):

         To MainSource Group Members:                         To National City:

         MainSource Bank                                      National City Corporation
         201 North Broadway, P.O. Box 87                      1900 East Ninth Street
         Greensburg, Indiana  47240                           Cleveland, Ohio  44114
         Attn.: James L. Saner, Jr.                           Attn:  Thomas C. Kaylor
         Telephone: (812) 663-0157                            Telephone:  (216) 222-2534
         Facsimile: (812) 663-4812                            Facsimile:  (216) 222-
         E-mail: jsaner@mainsourcefinancial.com               E-mail:  Thomas.kaylor@nationalcity.com

         with copies to:                                      with copies to:

         Bose McKinney & Evans LLP                            National City Corporation
         2700 First Indiana Plaza                             1900 East 9th Street, Locator 01-2174
         135 North Pennsylvania Street                        Cleveland, Ohio 44114
         Indianapolis, Indiana  46204                         Attn:  Patrick J. Flynn
         Attn.: Karen Ball Woods                              Vice President, Senior Attorney
         Telephone: (317) 684-5000                            Telephone: 216-222-8014
         Facsimile: (317) 223-0376                            Facsimile: 216-222-2336
         E-mail: kwoods@boselaw.com                           E-mail: patrick.flynn@nationalcity.com

         SECTION 12.03 Public Announcements. No Party shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party unless required by Law or stock exchange regulation (in which case the disclosing Party shall advise the other Party prior to making the disclosure and allow the other Party to comment upon the disclosure), and the Parties shall cooperate as to the timing and contents of any such press release or public announcement.

         SECTION 12.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

         SECTION 12.05 Entire Agreement. This Agreement, the National City Disclosure Letter, Transaction Documents and the Confidentiality Agreement constitute the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the Parties, with respect to the subject matter hereof and thereof.

         SECTION 12.06 Assignment. This Agreement may not be assigned by operation of Law or otherwise without the express written consent of National City and Purchaser (which consent may be granted or withheld in the sole discretion of National City or Purchaser) and any attempted assignment without such prior written consent shall be null and void.

         SECTION 12.07 No Third-Party Beneficiaries. Except for the provisions of Article X relating to Indemnities, this Agreement shall be binding upon and inure solely to the benefit of the Parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         SECTION 12.08 Amendment. This Agreement may not be amended or modified except (i) by an instrument in writing signed by, or on behalf of, the Parties or (ii) by a waiver in accordance with Section 11.03 above.

         SECTION 12.09 Binding Effect. This Agreement and the covenants, terms and conditions set forth herein shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

         SECTION 12.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Indiana.

         SECTION 12.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 12.12 Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of, or relating to, this Agreement, or the transactions contemplated by this Agreement. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily, and (d) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 12.12.

                [Remainder of this page left intentionally blank]

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                              MAINSOURCE FINANCIAL GROUP, INC.


                              By:
                                 ----------------------------------------------
                                  James. L. Saner, Sr., President

                              MAINSOURCE BANK


                              By:
                                 ----------------------------------------------
                                  Daryl Tressler, Chief Executive Officer

                              NATIONAL CITY CORPORATION


                              By:
                                 ----------------------------------------------
                                  J. Armando Ramirez, Executive Vice President


                              THE MADISON BANK & TRUST COMPANY


                              By:
                                 ----------------------------------------------
                                  J. Scott Borowick, President